Exhibit 8.1

[Letterhead of Cravath, Swaine & Moore LLP]

[New York Office]

August 9, 2021

Dear Ladies and Gentlemen:

We have acted as special counsel to NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation (“Company”), in connection with the proposed merger (“Merger”) of the Company with and into CADENCE MERGER SUB LLC, a Delaware limited liability company (“Merger Sub”) and subsidiary of VENTAS INC., a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of June 28, 2021 (together with all exhibits, schedules, appendices or similar attachments thereto, and as amended, modified or supplemented from time to time through the date hereof, the “Agreement”), by and between Parent, Merger Sub and the Company.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.  At your request, in connection with the effectiveness of the registration statement on Form-S-4 and the related proxy statement/prospectus forming a part thereof (each as amended, modified or supplemented from time to time through the date hereof, the “Registration Statement”) of Parent, relating to the Merger, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements and representations concerning the transaction and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Merger will qualify as a statutory merger under the DGCL and DLLCA, and (vi) Parent, Merger Sub, the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above.  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.  In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP